Exhibit 10.1

50755.0003 136129v2

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 17, 2021, and is made by and among BancFirst Corporation, an Oklahoma corporation (the “Company”), and the several purchasers of the Subordinated Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has requested that the Purchasers purchase from the Company up to $60,000,000 in aggregate principal amount of Subordinated Notes, which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, the Company has engaged D.A. Davidson & Co., as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes.

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or a QIB (as defined below).

WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act.

WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s respective signature page hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.DEFINITIONS.

1.1Defined Terms.  The following capitalized terms used in this Agreement and the Subordinated Notes have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and Subsidiaries, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank” means BancFirst, an Oklahoma state-charted banking corporation and wholly-owned subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Oklahoma are permitted or required by any applicable law or executive order to close.

“Bylaws” means the Bylaws of the Company, as amended and as in effect on the Closing Date.

“Charter” means the Certificate of Incorporation of the Company, as amended and as in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means June 17, 2021.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) audited financial statements of the Company for the year ended December 31, 2020; (ii) the unaudited financial statements of the Company for the period ended March 31, 2021; and (iii) the Company’s reports (FR Y-9C) for the year ended December 31, 2020 and the period ended March 31, 2021 as filed with the FRB as required by regulations of the FRB.

“Disbursement” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any arbitrator, court, federal, state, county or local governmental department, commission, board, regulatory authority or administrative agency (including each applicable Regulatory Agency) with jurisdiction over the Company or a Subsidiary or any of their respective properties, assets or operations.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means:  (i) all items arising from the borrowing of money that, according to GAAP, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations secured by any lien in property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other Indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank or any other Subsidiary and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of such Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies which do not disproportionally affect the operations or business of the Company or the Bank in comparison to other banking institutions with similar operations, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including changes in prevailing interest rates, credit availability and liquidity, general changes in the credit markets or general downgrades in the credit markets, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, and not specifically related to the Company, the Bank or the Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank or the Purchasers, including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by this Agreement, (5) effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes, (6) natural or man-made disaster or acts of God, (7) outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (8) failure to meet any internal or published projections, forecasts or revenue or earnings predictions, or (9) outbreak or worsening of pandemics, epidemics, disease, and other public health emergencies, including the Coronavirus disease (COVID-19) and including government responses thereto.

“Maturity Date” means June 30, 2036.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by, and used in the conduct of the business of, the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” means a “qualified institutional buyer,” as defined in Rule 144A promulgated under the Securities Act.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

1.2Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Central Time unless otherwise specifically provided.  All references to this Agreement and the Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3Exhibits Incorporated.  All Exhibits attached hereto are hereby incorporated into this Agreement.

2.SUBORDINATED DEBT.

2.1Certain Terms.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an aggregate principal amount equal to the aggregate of the Subordinated Note Amounts.  The Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes in an amount equal to such Purchaser’s Subordinated Note Amount from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes.  Each Purchaser’s respective Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.

2.2The Closing.  The closing of the sale and purchase of the Subordinated Notes (the ”Closing”) shall occur remotely via the electronic or other exchange of documents and signature pages at 10:00 a.m. on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.3No Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.

2.4Use of Proceeds.  The Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes.

3.DISBURSEMENT.

3.1Disbursement.  On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company and the Company has executed and delivered to each of the Purchasers this Agreement and such Purchaser’s Subordinated Note and any other related documents in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall disburse in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page hereto to the Company in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”).  The Company will deliver to the respective Purchasers the Subordinated Notes in definitive form (or provide evidence of the same with the original to be delivered by the Company by overnight delivery on the next Business Day in accordance with the delivery instructions of the Purchaser), registered in such name as such Purchaser may request.

3.2Conditions Precedent to Disbursement.

3.2.1Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing and to effect the

Disbursement is subject to delivery by or at the direction of the Company to such Purchaser each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1Transaction Documents.  This Agreement and such Purchaser’s Subordinated Note (collectively, the “Transaction Documents”), each duly authorized and executed by the Company.

3.2.1.2Authority Documents.

(a)A copy, certified by the Executive Chairman, President, Chief Financial Officer, or Secretary of the Company, of the Charter of the Company;

(b)A certificate of good standing of the Company issued by the Secretary of State of the State of Oklahoma;

(c)A certificate regarding the certificate of authority of the Bank issued by the Oklahoma State Banking Department;

(d)A copy, certified by the Executive Chairman, President, Chief Financial Officer, or Secretary of the Company, of the Bylaws of the Company;

(e)A copy, certified by the Executive Chairman, President, Chief Financial Officer, or Secretary of the Company, of the resolutions of the board of directors of the Company authorizing the issuance of the Subordinated Notes and the execution, delivery and performance of the Transaction Documents;

(f)An incumbency certificate of the Executive Chairman, President, Chief Financial Officer, or Secretary of the Company, certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(g)The opinion of McAfee & Taft A Professional Corporation, counsel to the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and Placement Agent.

3.2.1.3Other Documents.  Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.

3.2.2Conditions to the Company’s Obligation.  With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to delivery of this Agreement to the Company by or at the direction of such Purchaser, duly authorized and executed by such Purchaser, and the delivery of the Subordinated Note Amount set forth in such Purchaser’s signature page of this Agreement.

4.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser as follows:

4.1Organization and Authority.

4.1.1Organization Matters of the Company and Its Subsidiaries.

4.1.1.1The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on the Company.  The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

4.1.1.2Each Subsidiary of the Company other than the Bank and Pegasus Bank either has been duly organized and is validly existing as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as an Oklahoma state-chartered banking corporation, or, in the case of Pegasus Bank, has been duly chartered and is validly existing as a Texas state-chartered banking corporation, in each case in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other Equity Interest in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and, except as provided by 6 Okla. Stat. § 220 with respect to the common stock of the Bank, non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.

4.1.1.3The deposit accounts of the Bank are insured by the FDIC up to applicable limits.  The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

4.1.2Capital Stock and Related Matters.  The Charter of the Company authorizes the Company to issue 40,000,000 shares of common stock, 900,000 shares of 10% Cumulative Preferred Stock and 10,000,000 shares of Senior Preferred Stock.  As of March 31, 2021, there were 32,771,013 shares of the Company’s common stock issued and outstanding, and no shares of the Company’s 10% Cumulative Preferred Stock or Senior Preferred Stock issued and outstanding.  All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.  There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s board of directors.

4.2No Impediment to Transactions.

4.2.1Transaction is Legal and Authorized.  The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amounts, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.

4.2.2Agreement.  This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3Subordinated Notes.  The Subordinated Notes have been duly authorized by the Company and when executed by the Company and issued, delivered to and paid for by the Purchasers in accordance with the terms of the Agreement, will have been duly executed, issued and delivered, and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.4Exemption from Registration.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes.  Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement and the accuracy of the representations and warranties of the Placement Agent in the Placement Agent Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of Regulation D (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”).  The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.  The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

4.2.5No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents by the Company nor compliance by the Company with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under:  (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, note, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or the Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company, the Bank or any of their Subsidiaries; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations, conflicts, breaches and default that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company.  Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture, note or other agreement or instrument creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company taken as a whole.

4.2.6Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.

4.3Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary; the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; and neither the Company nor any Subsidiary of the Company has received any notice of any unresolved proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4Financial Condition.

4.4.1Company Financial Statements.  The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been made available to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing, in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required by GAAP to be reflected or reserved against on the consolidated balance sheet of the Company contained in the Company’s Reports, except for those liabilities that are so reflected or reserved against and for those liabilities incurred since the date of such consolidated balance sheet in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

4.4.2Absence of Default.  Since the end of the Company’s last fiscal year ended December 31, 2020, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company.  The Company is not in default under any Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except where such default could not reasonably be expected to result in a Material Adverse Effect on the Company.

4.4.3Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.

4.4.4Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and used in the conduct of its business and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public deposits or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially and adversely affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it.  Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.

4.5No Material Adverse Change Since the end of the Company’s last fiscal year ended December 31, 2020, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company taken as a whole.

4.6Legal Matters.

4.6.1Compliance with Law.  The Company and each of its Subsidiaries (i) has complied with and (ii) is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply, would not result, individually or in the aggregate, in a Material Adverse Effect on the Company taken as a while. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice from a Regulatory Agency asserting any material violations of any of the foregoing.

4.6.2Regulatory Enforcement Actions.  The Company, the Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, the failure to comply with which would have a Material Adverse Effect on the Company taken as a whole.  None of the Company or its Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (i) any such restrictions threatened, (ii) any agreements, memoranda or commitments being sought by any Governmental Agency, or (iii) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved.

4.6.3Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, or materially and adversely affect issuance or payment of the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any Governmental Agency, that, either separately or in the aggregate, will have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole.

4.6.4Environmental.  Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (i) no Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor any of its Subsidiaries has engaged in such activities, and (ii) there are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.6.5Brokerage Commissions.  Except for commissions paid to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.6.6Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7No Misstatement.  No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by the Company to the Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the date of this Agreement.

4.8Internal Accounting Controls.  The Company, the Bank and each other Subsidiary has established and maintains a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures are being made only in accordance with authorizations of the Company’s or the Bank’s management, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could have a Material Adverse Effect on the Company.  Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) to the Company’s knowledge, any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting.  The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established.

4.9Tax Matters.  The Company, the Bank and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, (y) being contested in good faith by appropriate proceedings, or (z) would not reasonably be believed to have a Material Adverse Effect on the Company taken as a whole.

4.10Exempt Offering.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement and the accuracy of the Placement Agent’s representations and warranties in the Placement Agreement, no registration under the Securities Act is required for the offer and sale of the Subordinated Notes by the Company to the Purchasers.

4.11Representations and Warranties Generally The representations and warranties of the Company set forth in this Agreement and in the Subordinated Notes that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date).  The representations and warranties of the Company set forth in this Agreement and in the Subordinated Note that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification shall be true and correct as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date). The Company does not make any representation or warranty to Purchaser that is not set forth in this Agreement, the Subordinated Notes or the documents and certificates contemplated hereby and thereby.

5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with each Purchaser as follows:

5.1Compliance with Transaction Documents.  The Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.

5.2Affiliate Transactions.  The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any material transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3Compliance with Laws; Other Agreements.

5.3.1Generally.  The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole.

5.3.2Regulated Activities.  The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company taken as a whole or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3Taxes.  The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries.  Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank and such other Subsidiary.

5.3.4Corporate Existence.  The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and the corporate or limited liability company existence of the Bank and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or the other Subsidiaries; provided, however, that the Company may consummate the transactions described in Section 9 of the Subordinated Notes in accordance with the provisions of that section; and further provided that the Company will not be required to preserve the existence (corporate or otherwise) of any of its Subsidiaries or any such right or franchise of the Company or any of its Subsidiaries if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof will not impair the Company’s ability to repay the Subordinated Notes.

5.3.5

Dividends, Payments, and Guarantees During Event of Default.  Upon the occurrence of an Event of Default (as defined under the Subordinated Notes), until such Event of Default is cured by the Company or waived by the Holders (as defined under the Subordinated Notes) in accordance with Section 14 of the Subordinated Notes and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s Indebtedness that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s or its Affiliate’s directors, officers or employees or any of the Company’s dividend reinvestment plans or employee stock purchase plans; or (vi) the grant or award of, the lapse of restrictions with respect to, or the issuance, acquisition or withholding of shares of any class of the Company’s common stock upon the exercise or settlement of (including the satisfaction of tax withholding obligations associated with) options, warrants, grants, awards or rights under any Company stock option or equity incentive plan.

5.3.5Tier 2 Capital.  Whether or not the Company is subject to consolidated capital requirements under applicable regulations of the FRB, if all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will immediately notify the Holder (as defined in the Subordinated Note), and thereafter the Company and the Holder (as defined in the Subordinated Note) will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.

5.4Absence of Control.  It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:

6.1Legal Power and Authority.  It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2Authorization and Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, this Agreement has been duly executed and delivered on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.

6.4Purchase for Investment.  It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  It has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5Institutional Accredited Investor.  It is and will be on the Closing Date (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.

6.6Financial and Business Sophistication.  It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes, including those risks set forth in Exhibit C attached hereto.  It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7Ability to Bear Economic Risk of Investment.  It recognizes that an investment in the Subordinated Notes involves substantial risk.  It has the ability to bear the economic risk and other risks of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

6.8Information.  It acknowledges that  (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes; and (iv) it has not received or relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company, the Placement Agent or any other party acting on the Company’s behalf in connection with the offer and purchase of the Subordinated Note.  It has reviewed the information set forth in the Company’s Reports, the exhibits hereto (including those risks set forth in Exhibit C attached hereto) and the information provided to Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including the Company’s investor presentation dated March 31, 2021.

6.9Access to Information.  It acknowledges that it and its advisors have been (i) given the opportunity to review the information, documents and materials contained in the virtual data room prepared for purposes of the offering of the Subordinated Notes, (ii) furnished with all materials relating to the business, finances and operations of the Company that have been requested by it or its advisors and (iii) have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.10Investment Decision.  It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Company or the Placement Agent.  Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein.  It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement or the Subordinated Note.  Furthermore, it acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.11Private Placement; No Registration; Restricted Legends.  It understands and acknowledges that the Subordinated Notes are “restricted securities” under Rule 144 of the Securities Act and are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only in compliance with the registration requirements of federal and state securities laws or if exemptions from the Securities Act and applicable state securities laws are available to it.  It further understands and acknowledges that the Company will not be obligated in the future to register the Subordinated Notes under the Securities Act or the Exchange Act or under any state securities laws.  Neither the Placement Agent nor the Company has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes. It is not subscribing for the Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. It further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note.  It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12Placement Agent.  It will purchase the Subordinated Note(s) directly from the Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13Tier 2 Capital.  If the Company provides notice as contemplated in Section 5.3.5 hereof of the occurrence of the event contemplated in such section, thereafter the Company and Purchaser will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event in accordance with the Subordinated Note.

6.14Accuracy of Representations.  It understands that each of the Placement Agent and the Company are relying upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement.

6.15Representations and Warranties Generally.  The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and except as otherwise specifically provided herein.  Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.

7.MISCELLANEOUS.

7.1Prohibition on Assignment by the Company.  Except as described in Section 9 (Merger or Sale of Assets) of the Subordinated Notes, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of all the Holders (as defined in the Subordinated Note).  In addition, in accordance with the terms of the Subordinated Notes, any transfer of such Subordinated Notes by the Holders (as defined in the Subordinated Note) must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.

7.2Time of the Essence.  Time is of the essence for this Agreement.

7.3Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes (including, in each case, past defaults) shall be effective against a Purchaser or any Holder (as defined in the Subordinated Notes) unless in writing and signed by the Holders of Subordinated Notes representing a majority of the aggregate outstanding principal amount (excluding any Subordinated Notes held by the Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each Holder of an affected Subordinated Notes, no such amendment or waiver may:  (i) reduce the principal amount of the Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note, (iv) change the currency in which payment of the obligations of the Company under this Agreement and the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of this Agreement or the Subordinated Notes, (vi) make any changes to Section 6 (Events of

Default; Acceleration) or Section 14 (Amendments; Waivers) of the Subordinated Notes that adversely affects the rights of any Holder of a Subordinated Note; or (vii) disproportionately affect the rights of any of the Holders of the then outstanding Subordinated Notes.  Notwithstanding the foregoing, the Company may amend or supplement the Subordinated Notes without the consent of the Holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any Holder of any of the Subordinated Notes. No waiver or amendment of any term, provision, condition or agreement herein or in the Subordinated Notes (including, in each case, past defaults) shall be effective against the Company unless in writing and signed by the Company.  No failure to exercise or delay in exercising, by a Purchaser or any Holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.

7.4Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

7.5Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to the Company:	BancFirst Corporation Attn: David R. Harlow, President and CEO P.O. Box 26788 (73126-0788) 100 N. Broadway, 2nd Floor (73102) Oklahoma City, Oklahoma

with a copy to:	McAfee & Taft A Professional Corporation Attn: Matthew K. Brown Two Leadership Square, 8th Floor 211 N. Robinson Oklahoma City, Oklahoma 73102
if to the Purchasers:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United

States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

7.6Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless a Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company.  The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes or a beneficial interest therein from any Purchaser merely because of such purchase.

7.7No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.

7.8Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance reasonably satisfactory to such Purchaser.

7.9Entire Agreement.  This Agreement and the Subordinated Notes, along with any exhibits thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

7.10Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to its laws or principles of conflict of laws.  Each of the parties to this Agreement irrevocably and unconditionally submits itself and its property to the exclusive jurisdiction of any federal or state court located in Oklahoma County, Oklahoma in any action or proceeding arising out of or relating to this Agreement, and each Purchaser agrees to such jurisdiction and waives any defense of inconvenient forum.

7.11No Third Party Beneficiary.  This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

7.12Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.13Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature on this Agreement in favor of the Purchasers and all other documents delivered hereunder (other than the Subordinated Notes) are delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.14Knowledge; Discretion.  All references herein to the Company’s knowledge shall be deemed to mean the actual knowledge of the Company’s executive chairman, president, chief executive officer and chief financial officer or such other persons holding equivalent offices.  All references herein to a Purchaser’s knowledge shall be deemed to mean the knowledge of such Purchaser based on the actual knowledge of such Purchaser’s chief executive officer and chief financial officer or such other persons holding equivalent offices.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

7.15Waiver Of Right To Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL.  THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16Expenses.  Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

7.17Survival.  Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

BancFirst Corporation

By:

Name:David R. Harlow

Title:President and Chief Executive Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

[INSERT PURCHASER’S NAME]

By:

Name: [●]

Title:[●]

Domicile/Headquarter Address of Purchaser:

[●]

Address of Purchaser for Notices (if different):

[●]

Subordinated Note Amount:

$[●]

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A

FORM OF SUBORDINATED NOTE

BANCFIRST CORPORATION

[●]% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2036

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO A PERSON THAT YOU REASONABLY BELIEVE TO BE AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT; OR (C) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT), AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, AS EVIDENCED BY AN OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN).

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF.  ANY ATTEMPTED TRANSFER OF THIS SUBORDINATED NOTE IN A DENOMINATION OF LESS THAN $100,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.  ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SUBORDINATED NOTE.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE ”CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S

INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER: (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLANS, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

No. 2036-[●]ACCREDITED INVESTOR CUSIP[●] / ISIN: [●]

QIB CUSIP[●] / ISIN: [●]

BANCFIRST CORPORATION

[●]% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2036

1.Note Purchase Agreement; Holders.  This Subordinated Note is one of a duly authorized issue of notes of BancFirst Corporation, an Oklahoma corporation (the ”Company”), designated as the “[●]% Fixed-to-Floating Rate Subordinated Notes due 2036” (the “Subordinated Notes”) initially issued on June [●], 2021. The Company has issued this Subordinated Note under that certain Subordinated Note Purchase Agreement dated as of June [●], 2021, as the same may be amended or supplemented from time to time (“Note Purchase Agreement”), between the Company and the several purchasers of the Subordinated Notes identified in the signature pages thereto.  The holder of this Subordinated Note (the “Holder”), by the acceptance of this Subordinated Note, agrees to and will be bound by all provisions of the Note Purchase Agreement that are applicable to the Purchasers (as defined therein) or holders of Subordinated Notes from time. All capitalized terms not otherwise defined in this Subordinated Note will have the meanings assigned to them in the Note Purchase Agreement.  A copy of the Note Purchase Agreement is on file at the Company and will be provided to any holder of this Subordinated Note upon request.

2.Payment.  The Company, for value received, promises to pay to [●], the principal sum of [●] DOLLARS (U.S.) ($[●]), plus accrued but unpaid interest on June 30, 2036 (“Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including the date of issuance of this Subordinated Note to, but excluding, June 30, 2031 or earlier date of redemption contemplated by Section 5 (the “Redemption Date”), at a rate of [●]% per annum, semi-annually in arrears on June 30 and December 31 of each year, commencing December 31, 2021 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, the date of issuance of this Subordinated Note to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, June 30, 2031 to, but excluding, the Stated Maturity Date, unless redeemed prior to the Stated Maturity Date, at a rate equal to the Benchmark, reset quarterly, plus a spread of [●] basis points, or such other rate as determined pursuant to this Subordinated Note, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year through the Stated Maturity Date or earlier Redemption Date (each such date, including the Maturity Date, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, June 30, 2031 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including, a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). For the avoidance of doubt, the payment of interest on December 31, 2021 shall include interest from and including the date of issuance of this Subordinated Note to, but excluding, December 31, 2021.  The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding June 30, 2031, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Subordinated Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. All percentages used in or resulting from any calculation of the Benchmark shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.  Notwithstanding anything to the contrary, in the event the Benchmark is less than zero, the Benchmark shall be deemed to be zero.

Effect of Benchmark Transition Event.

(i)If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes during the relevant Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

(ii)In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(iii)Any determination, decision or election that may be made by the Calculation Agent pursuant to the benchmark transition provisions set forth herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection:

(1)will be conclusive and binding absent manifest error;

(2)if made by the Company as the Calculation Agent, will be made in the Company’s sole discretion;

(3)if made by the Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects; and

(4)notwithstanding anything to the contrary in this Subordinated Note, shall become effective without consent from the Holder or any other party.

(iv)For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on this Subordinated Note for the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement and the spread specified on the face hereof.

As used in this Subordinated Note:

(a)	“Benchmark” means:

(i)initially Three-Month Term SOFR.

(ii)Notwithstanding the foregoing clause (i) of this Section 2(a):

(1)If the Calculation Agent determines prior to the relevant Floating Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the Company shall promptly provide notice of such determination to the Holder and Section 2(b) will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Benchmark payable on the Subordinated Notes during a relevant Floating Rate Period.

(2)However, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Benchmark for the applicable Floating Rate Period will be equal to the Benchmark on the last Floating Interest Determination Date for the Subordinated Notes, as determined by the Calculation Agent.

(iii)If the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(b)“Benchmark Replacement” means the Interpolated Benchmark; provided that if (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

(i)Compounded SOFR;

(ii)the sum of:  (1) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (2) the Benchmark Replacement Adjustment;

(iii)the sum of: (1) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or

(iv)the sum of: (1) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar denominated floating rate notes at such time and (2) the Benchmark Replacement Adjustment.

(c)“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

(i)the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(iii)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated floating rate notes at such time.

(d)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

(e)“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(ii)in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(iii)in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

(f)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)if the Benchmark is Three-Month Term SOFR, (1) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (2) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (3) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(ii)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

(g)“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the State of Oklahoma are generally authorized ore required by law or executive order to be closed.

(h)“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with the terms of this Subordinated Note during the Floating Rate Period.

(i)“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(i)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(ii)if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of [●] basis points per annum.

(j)“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

(k)“Federal Reserve” means the Board of Governors of the Federal Reserve System.

(l)“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(m)An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(n)“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

(o)“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

(p)“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

(q)“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

(r)“Reference Time” with respect to any determination of a Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

(s)“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

(t)“SOFR” means the daily secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website (or such successor’s website).

(u)“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(v)“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

(w)“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions.

(x)“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Period”, timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

(y)“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding any Benchmark Replacement Adjustment.

3.Paying Agent and Registrar.  The Company or any of its Subsidiaries may act as Paying Agent and/or Registrar, and the Company will act as the initial Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar from time to time without notice to any Holder.  The Company will maintain an office or agency where Subordinated Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Subordinated Notes may be presented for payment (“Paying Agent”).  The Registrar will keep a register of the Subordinated Notes (“Subordinated Note Register”) and of their transfer and exchange.  The Holder of a Subordinated Note as set forth in the Subordinated Note Register will be treated as the owner of the Subordinated Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder; provided that no such removal or replacement will be effective until a successor Paying Agent or Registrar will have been appointed by the Company and will have accepted such appointment.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar, and the Company shall be the initial Paying Agent and Registrar for the Subordinated Notes.  There will be only one Subordinated Note Register.

4.Subordination.

(a)The indebtedness of the Company evidenced by this Subordinated Note, including the principal thereof and interest thereon, shall be subordinate and junior in right of payment to obligations of the Company constituting Senior Indebtedness, and will rank pari passu in right of payment with all other Subordinated Notes. For purposes of this Subordinated Note, “Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently created, assumed, guaranteed or incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation: (i) the principal (and premium, if any) of and interest in respect of indebtedness and obligations of, or guaranteed or assumed by, the Company for borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses; (ii) all lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (iv) all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions; (v) all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and (viii) any deferrals, renewals or extensions of any obligations of the type referred to in clauses (i) through (vii) above.  Notwithstanding the foregoing, Senior Indebtedness does not include: (A) the Subordinated Notes; (B) trade accounts payable arising in the ordinary course of business; (C) any indebtedness that by its terms is expressly junior and subordinated to, or ranks on an equal basis with, the Subordinated Notes (including, without limitation, the 7.20% Junior Subordinated Debentures of the Company); or (D) without limiting the generality of the foregoing, any subordinated debentures or junior subordinated debentures, of the Company (including as successor-in-interest of other issuers by way of merger) underlying trust preferred securities issued by subsidiary trusts of the Company (including subsidiary trusts of the Company acquired prior to, on or after the date hereof) that are outstanding as of the date hereof or that are issued or assumed after the date hereof by the Company or any such subsidiary trust of the Company, which subordinated debentures or junior subordinated debentures shall in all cases be junior to the Subordinated Notes.

(b)In the event of liquidation of the Company, holders of Senior Indebtedness of the Company shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on this Subordinated Note.  Additionally, in the event of any insolvency, dissolution, assignment for the benefit of creditors or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Subordinated Note.  In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered Holders of the Subordinated Notes at that time, together with the holders of any obligations of the Company ranking on parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made (i) with respect to any obligation that by its terms expressly is junior to in the right of payment to the Subordinated Notes, (ii) with respect to any junior subordinated debentures of the Company (underlying the outstanding trust preferred securities) described in

Section 4(a)(D) above to which this Subordinated Note shall be senior, or (iii) on account of any shares of capital stock of the Company.

(c)If there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Indebtedness or (ii) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Company with respect to the Subordinated Notes.  The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 4 (Subordination) would be applicable.

(d)Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes. Each Holder, by its acceptance hereof, further acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration for each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Subordinated Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Indebtedness.

5.Redemption.

(a)The Company may, at its option, on any Interest Payment Date on or after June 30, 2031, redeem this Subordinated Note, in whole or in part, without premium or penalty, but in all cases in a principal amount with integral multiples of $1,000. In addition, the Company may redeem all, but not a portion of the Subordinated Notes, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event. Any redemption of this Subordinated Note shall be subject to the prior approval of the Federal Reserve (or its designee) or any successor agency, and any other bank regulatory agency, to the extent such approval shall then be required by law, regulation or policy. This Subordinated Note is not subject to redemption at the option of the Holder. The Redemption Price with respect to any redemption permitted under this Subordinated Note will be equal to 100% of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date. “Tier 2 Capital Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Subordinated Note no longer qualifies as “Tier 2” Capital (as defined by the Federal Reserve) (or its then equivalent) as a result of a change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note.  “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there is a material risk that interest payable by the Company on the Subordinated Notes is not, or within 120 calendar days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.  “Investment Company Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is or, within 120 calendar days after the receipt of such opinion will be, required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(c)In the case of any redemption of this Subordinated Note pursuant to this Section 5 (Redemption), the Company will give the Holder hereof notice of redemption, which notice shall indicate the aggregate principal amount of Subordinated Notes to be redeemed, not less than 30 nor more than 45 calendar days prior to the redemption date. If notice of redemption has been duly given and notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes (or portion thereof) so called for redemption, all Subordinated Notes (or portion thereof) so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate (unless the Company shall default in the payment of the redemption price), except only the right of the Holder thereof to receive the amount payable on such redemption, without interest.

(d)This Subordinated Note is not subject to redemption at the option of the Holder of this Subordinated Note.

(e)The Company shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise as mutually agreed to by the Company and the Holder.  If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

6.Events of Default; Acceleration. If an Event of Default under subsection (a), (b) or (c) of this Section 6 occurs, then the principal amount of all of the then outstanding Subordinated Notes, and accrued and unpaid interest, if any, on all outstanding Subordinated Notes will become and be immediately due and payable without any declaration or other act on the part of the Holder, and the Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.  Except as set forth in the preceding sentence, the Holder shall not have any right to accelerate the Stated Maturity Date of the Subordinated Notes or to otherwise make the principal of, and any accrued and unpaid interest on, the Subordinated Notes, immediately due and payable.  An “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(a)the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(b)the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property or the taking of corporate action by the Company in furtherance of any such action;

(c)(i) the appointment by a competent government agency having primary regulatory authority over any Subsidiary that is organized as a banking organization under federal or state law and that represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company (a “Major Constituent Bank”) under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a receiver of any such Major Constituent Bank, or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank; or

(d)the failure of the Company to perform any other covenant or agreement on the part of the Company contained in this Subordinated Note, and the continuation of such failure for a period of thirty (30) consecutive calendar days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given, in the manner set forth in Section 20, to the Company by a Holder.

7.Failure to Make Payments. If the Company fails to make any payment of interest on this Subordinated Note when such interest becomes due and payable and such default continues for a period of 30 days, or if the Company fails to make any payment of the principal of this Subordinated Note when such principal becomes due and payable, the Holders may (if such principal or interest remains unpaid following delivery by such Holders of notice to the Company) institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law.  Any such failure by the Company to pay interest or principal as provided above shall constitute a “Payment Default.”

Upon the occurrence of an Event of Default or a Payment Default, until such Event of Default or Payment Default is cured by the Company or waived by the Holders in accordance with Section 14 and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s indebtedness that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions payable solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s or its Affiliate’s directors, officers or employees or any of the Company’s dividend reinvestment plans or employee stock purchase plans; or (vi) the grant or award of, the lapse of restrictions with respect to, or the issuance, acquisition or withholding of shares of any class of the Company’s common stock upon the exercise or settlement of (including the satisfaction of tax withholding obligations associated with) options, warrants, grants, awards or rights under any of the Company’s or its Affiliate’s stock option or equity incentive plans.

8.Affirmative Covenants of the Company.

(a)Notice of Certain Events. To the extent permitted by applicable statute, rule or regulation, the Company shall provide written notice to the Holders of the occurrence of any of the following events promptly, but in no event later than 15 Business Days following the Company becoming aware of the occurrence of such event:

(i)	The Company or the Bank become less than “well-capitalized” as defined under the then applicable regulatory capital standards;
(ii)

The Company, or any of the Company’s Subsidiaries or any officer of the Company (in such capacity), becomes subject to any formal, written regulatory enforcement action (as defined by the applicable federal and state regulatory agency); or

(iii)	There is a change in ownership of 25% or more of the outstanding securities of the Company entitled to vote for the election of directors.

(b)Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holder that it will duly and punctually pay the principal of, and interest on, this Subordinated Note, in accordance with the terms hereof.

(c)Maintenance of Office. The Company will maintain an office or agency in Oklahoma City, Oklahoma where Subordinated Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Subordinated Notes may be served.

The Company may also from time to time designate one or more other offices or agencies where the Subordinated Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the State of Oklahoma.  The Company will give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

(d)Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect: (i) the corporate existence of the Company; (ii) the existence (corporate or other) of each Subsidiary; and (iii) the rights (constituent governing documents and statutory), licenses and franchises of the Company and each of its Subsidiaries; provided, however, that the Company will not be required to preserve the existence (corporate or other) of any of its Subsidiaries or any such right, license or franchise of the Company or any of its Subsidiaries if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof will not be disadvantageous in any material respect to the Holders.

(e)Maintenance of Properties. The Company will, and will cause each Subsidiary to, cause all its material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 8(e) will prevent the Company or any subsidiary from discontinuing the operation and maintenance of any of their respective material properties if such discontinuance is, in the reasonable judgment of the Board of Directors of the Company or of any Subsidiary, as the case may be, desirable in the conduct of its business.

(f)Tier 2 Capital.  Whether or not the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve, if all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Stated Maturity Date, the Company will promptly, but in no event later than 15 Business Days following the Company becoming aware of the occurrence of such event, notify the Holder, and thereafter the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing in this Section 8(f) shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event or other rights to redeem the Subordinated Notes as provided in Section 5.

(g)Compliance with Laws. The Company shall comply with the requirements of all laws, regulations, orders and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect on the Company taken as a whole.

(h)Taxes and Assessments. The Company shall punctually pay and discharge all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(i)Limitation on Dividends. The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company if the Company is not “well capitalized” for regulatory purposes immediately prior to the declaration of such dividend or distribution, except for dividends payable solely in shares of common stock of the Company.

(j)Company Statement as to Compliance.  The Company will deliver to the Holders, upon request, which request shall not be made before the date that is 120 days after the end of each fiscal year, an Officers’ Certificate covering the preceding calendar year, stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Note Purchase Agreement and this Subordinated Note (without regard to notice requirements or periods of grace) and if the Company will be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.

(k)Financial Statements.

(i)

Upon request, which request shall not be made before the date that is 45 days after the end of each quarterly period, as applicable, for which the Company has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9C to the Federal Reserve (or equivalent applicable Federal Reserve form) or otherwise made publicly available its consolidated financial statements for such period, the Company shall provide the Holders with a copy of the Company’s unaudited parent company only balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice. Quarterly financial statements, if required herein, shall be unaudited and need not comply with GAAP.

(ii)

Upon request, which request shall not be made before the date that is 120 days after the end of each fiscal year, the Company shall provide the Holders with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of the fiscal year end and the related statements of income (loss) and retained earnings, stockholders’ equity, prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

9.Merger or Sale of Assets.  The Company shall not merge into another entity, effect a Change in Bank Control or convey, transfer or lease substantially all of its properties and assets to any person, unless:

(a)the continuing entity into which the Company is merged or the person which acquires by conveyance or transfer or which leases all or substantially all of the properties and assets of the Company shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; provided, however, that no express assumption shall be required by any successor by merger to the Company to the extent such legal successor assumes the Company’s obligations hereunder by operation of law; and

(b)immediately after giving effect to such transaction, no Event of Default or Payment Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

“Change in Bank Control” means the sale, transfer, lease or conveyance by the Company, or an issuance of equity securities by the Company’s wholly-owned subsidiary, BancFirst (the “Bank”), other than to the Company, in either case resulting in ownership by the Company of less than 80% of the Bank.

10.Denominations, Transfer, Exchange. The Subordinated Notes are issuable only in registered form without interest coupons in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of this Subordinated Note may be registered and this Subordinated Note may be exchanged as provided in the Note Purchase Agreement. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this

Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.  Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Company shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder.  Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein (and such other documents reasonably requested by the Company), duly executed by the Holder or its attorney duly authorized in writing, with such tax identification number (including, without limitation, an appropriate and properly executed Internal Revenue Service Form W-9 or appropriate type of Form W-8) or other information for each Person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Company may reasonably request to comply with applicable law.  No exchange or registration of transfer of this Subordinated Note shall be made on or after (a) the 15th day immediately preceding the Stated Maturity Date, or (b) the due delivery of notice of redemption.

11.Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

12.Payment Procedures.  The Company will act as the initial Paying Agent and Registrar.  The Company may appoint a new or change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.  Payment of the principal and interest payable on the Stated Maturity Date will be made by check, or by Automated Clearing House (ACH) transfer or by wire transfer in immediately available funds to a bank account in the U.S. designated by the Holder if such Holder shall have previously provided wire instructions to the Company (or provided that the Paying Agent will have received written notice of such account designation at least five Business Days prior to the date of such payment), upon presentation and surrender of this Subordinated Note to the Paying Agent, or at such other place or places as the Company or the Paying Agent shall designate by notice to the Holders, provided that this Subordinated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.  Payments of interest (other than interest payable on the Stated Maturity Date) shall be made on each Interest Payment Date by wire transfer in immediately available funds (provided that the Paying Agent will have received written notice of such account designation at least five Business Days prior to the date of such payment) or check mailed to the registered Holder, as such person’s address appears on the Subordinated Note Register.  Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Subordinated Note is registered at the close of business on the 15th calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Subordinated Note is registered at the close of business on a special record date fixed by the Company (a “Special Record Date”), notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date.  (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Subordinated Note, on any amount of principal or interest on this Subordinated Note not paid when due.  All payments on this Subordinated Note shall be applied first against interest due hereunder; and then against principal due hereunder.  The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes.  In the event that the Holder receives payments in excess of its pro rata share of the Company’s payments to the Holders of all of the Subordinated Notes, then the Holder shall hold in trust all such excess payments for the benefit of the Holders of the other Subordinated Notes and shall pay such amounts held in trust to such other Holders upon demand by such Holders.

13.Persons Deemed Owners. The Company, Paying Agent and Registrar, and any other agent of the Company, may treat the Person in whose name this Subordinated Note is registered as the owner hereof as set forth in the Subordinated Note Register for all purposes, whether or not this Subordinated Note is overdue, and neither the Company, Paying Agent nor Registrar, nor any such other agent, will be affected by notice to the contrary.

14.Amendments; Waivers.

(a)The Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Notes at any time by the Company and the Holders of a majority in principal amount of the then outstanding Subordinated Notes. The Note Purchase Agreement also contains provisions permitting the Holders of specified percentages in principal amount of the then outstanding Subordinated Notes, on behalf of the holders of all Subordinated Notes, to waive past defaults under the Note Purchase Agreement and their consequences. Any such consent or waiver by the Holder of this Subordinated Note will be conclusive and binding upon such Holder and upon all future holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note. Any insured depository institution which shall be a Holder or which otherwise shall have any beneficial ownership interest in this Subordinated Note shall, by its acceptance of such Subordinated Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

(b)No waiver or amendment of any term, provision, condition, covenant or agreement in the Subordinated Notes shall be effective except with the consent of the Holders holding not less than more than fifty percent (50%) in aggregate principal amount (excluding any Subordinated Notes held by the Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:  (i) reduce the principal amount of any Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note; (iv) change the currency in which payment of the obligations of the Company under the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of the Subordinated Notes, (vi) make any changes to Section 6 (Events of Default; Acceleration) or Section 14 (Amendments; Waivers) of the Subordinated Notes that adversely affects the rights of any Holder; or (vii) disproportionately affect any of the Holders of the then outstanding Subordinated Notes.  Notwithstanding the foregoing, the Company may amend or supplement the Subordinated Notes without the consent of the Holders to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any Holder.  No failure to exercise or delay in exercising, by any Holder, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law, except as restricted hereby.  The rights and remedies provided in this Subordinated Note are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on the Company in any case shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Holders to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by the Holders to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder.  Failure on the part of the Holders to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Holders of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.

15.Impairment. No reference herein to the Note Purchase Agreement and no provision of this Subordinated Note or of the Note Purchase Agreement will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest of this Subordinated Note at the Stated Maturity Date.

16.No Sinking Fund; No Convertibility.  This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any Subsidiary.

17.No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Note Purchase Agreement or in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.

18.Further Issuances. The Company may, without the consent of the Holders, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the date of issuance and issue price) so that such further notes shall be consolidated and form a single series with the Subordinated Notes.

19.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

20.Notices. All notices to the Company under this Subordinated Note shall be in writing and addressed to the Company at P.O. Box 26788 (73126-0788), 100 N. Broadway, 2nd Floor (73102), Oklahoma City, Oklahoma, Attention: David R. Harlow, President and Chief Executive Officer, or to such other address as the Company may notify to the Holders provided that no change in address of the Company shall be effective until five Business Days after being given to the Holders. All notices to the Holders under this Subordinated Note shall be in writing and addressed to the Holders as set forth on their respective signature pages to the Note Purchase Agreement, or to such other address as a Holder may notify to the

Company provided that no change in address of a Holder shall be effective until five Business Days after being given to the Company. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

21.Successors and Assigns.  This Subordinated Note shall be binding upon the Company and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns.  The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted by the terms of this Note, the Purchase Agreement, and under applicable securities laws and regulations.  To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

22.Governing Law; Jurisdiction; Interpretation. THIS SUBORDINATED NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF OKLAHOMA AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO ANY LAWS OR PRINCIPLES OF CONFLICT OF LAWS THAT WOULD APPLY THE LAWS OF A DIFFERENT JURISDICTION.  THE COMPANY AND HOLDERS OF THE SUBORDINATED NOTES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN OKLAHOMA COUNTY, OKLAHOMA IN ANY ACTION ARISING OUT OF OR RELATING TO THE SUBORDINATED NOTES. THIS SUBORDINATED NOTE IS INTENDED TO MEET THE CRITERIA FOR QUALIFICATION OF THE OUTSTANDING PRINCIPAL AS TIER 2 CAPITAL UNDER THE REGULATORY GUIDELINES OF THE FEDERAL RESERVE, AND THE TERMS HEREOF SHALL BE INTERPRETED IN A MANNER TO SATISFY SUCH INTENT.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed.

BancFirst Corporation

By: Name:David R. Harlow Title:President and Chief Executive Officer

ASSIGNMENT FORM

To assign this Subordinated Note, fill in the form below: (I) or (we) assign and transfer this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

Tax Identification No:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The undersigned certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company. “Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates. “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

In connection with any transfer or exchange of this Subordinated Note occurring prior to the date that is one year after the later of the date of original issuance of this Subordinated Note and the last date, if any, on which this Subordinated Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Subordinated Note is being:

CHECK ONE BOX BELOW:

☐(1)acquired for the undersigned’s own account, without transfer;

☐(2)transferred to the Company;

☐	(3)transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

☐(4)transferred under an effective registration statement under the Securities Act;

☐	(5)transferred in accordance with and in compliance with Regulation S under the Securities Act;

☐

(6)transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

☐	(7)transferred in accordance with another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Paying Agent will refuse to register this Subordinated Note in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Paying Agent may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as the Paying Agent may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature:

EXHIBIT B

OPINION OF COUNSEL

1.The Company (a) is a corporation existing in good standing under the laws of Oklahoma, and (b) has the corporate power and authority to carry on its business as such business is currently conducted and to own, lease and operate its properties and assets.

2.Each of BancFirst and Pegasus Bank (a) is a state-chartered banking corporation existing in good standing under the laws of Oklahoma and Texas, respectively, and (b) has the corporate and banking power and authority to carry on its business as such business is currently conducted and to own, lease and operate its respective properties and assets.

3.The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

4.The Bank is an insured depository institution under the Federal Deposit Insurance Act, 12 U.S.C. 1811-1831y.

5.The Company has the corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

6.The Subordinated Notes have been duly authorized for issuance and executed by the Company.  When the Subordinated Notes are issued and delivered to the Purchasers against payment therefor as contemplated by the Subordinated Note Purchase Agreements, (i) none of the Subordinated Notes will be issued in violation of any preemptive or other similar rights of any securityholder of the Company or the Bank, and (ii) the Subordinated Notes will constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7.The Subordinated Note Purchase Agreements have been duly and validly authorized, executed and delivered by the Company.  The Subordinated Note Purchase Agreements constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

8.The execution and delivery by the Company of, and the performance by the Company of its agreements and obligations under, the Transaction Documents do not (i) to such counsel’s knowledge, violate any applicable provisions of the Oklahoma General Corporation Act or the Oklahoma Banking Code, (ii) to such counsel’s knowledge, violate any court order or judgment of any agency or court of the State of Oklahoma having jurisdiction over the Company that names the Company and is specifically directed to it and that is known to such counsel or (iii) violate the Charter or Bylaws.

9.Assuming the accuracy of the representations, warranties and covenants set forth in the Subordinated Note Purchase Agreements, the offer and sale of the Subordinated Notes in accordance with the terms of the Transaction Documents does not require registration under the Securities Act of 1933, as amended.

*  The opinion will be subject to customary limitations, qualifications, and carve-outs.

B-1

EXHIBIT C

RISK FACTORS

In these Risk Factors, the word “notes” refers to the Fixed-to-Floating Rate Subordinated Notes which are the subject of this offering, the word “the Company” refers to BancFirst Corporation (exclusive of its subsidiaries unless otherwise expressly stated or the context otherwise requires), and the word “the Banks” refers to BancFirst and Pegasus Bank, unless otherwise expressly stated or the context otherwise requires.  When these Risk Factors use the words “we,” “us,” and “our,” they refer to the Company and its subsidiaries (including the Banks) unless otherwise expressly stated or the context otherwise requires.  Terms capitalized but not otherwise defined in these Risk Factors have the meanings given to them in the notes.

An investment in the notes involves a number of risks. You should carefully consider the risks described in these Risk Factors, as well as the risks, uncertainties and assumptions discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of those reports.  These Risk Factors and those incorporated herein by reference do not describe all of those risks. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment.  The order of these Risk Factors does not reflect their relative importance or likelihood of occurrence.

Risks Related to an Investment in the Notes

The amount of interest payable on the notes will be fixed from and including June 17, 2021 to but excluding June 30, 2031.

During the fixed rate period, the notes will bear interest at an initial rate of 3.50% per annum. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and increases in prevailing interest rates could have an adverse effect on the value of the notes.

The amount of interest payable on the notes will vary from and including June 30, 2031.

During the floating rate period, the notes will bear interest at a floating rate per annum equal to Three-Month Term SOFR plus a spread of 229 basis points, or such other rate as determined pursuant to the terms of the note, subject to certain provisions of the notes. The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to the notes, we mean the notes at any time during the floating rate period when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery‑versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction‑level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery‑versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect holders of the notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There is no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the notes during the floating rate period, which may adversely affect the value of the notes. Further, if the Benchmark rate on the notes during the floating rate period on any determination date declines to zero or becomes negative, interest will only accrue on the notes at a rate equal to 229 basis points with respect to that interest period. In addition, once the Benchmark rate for the notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the notes shall accrue at such Benchmark rate for the applicable interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the ARRC convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to LIBOR for U.S. dollar obligations. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a comparable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of and market for the notes.

The interest rate for the notes during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the notes, the interest rate on the notes for each interest period during the applicable floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward‑looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the applicable floating rate period for the notes, the relevant governmental body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the relevant governmental body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the applicable floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the notes, we are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes in a manner substantially consistent with market practice, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine and to instruct the calculation agent concerning the manner and timing for its determination of the applicable Three-Month Term SOFR during the applicable floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the applicable floating rate period, which could adversely affect the return on, value of and market for the notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the notes.

Under the benchmark transition provisions of the notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the relevant governmental body (such as the ARRC); (ii) ISDA; or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during any interest period during the floating rate period, which could adversely affect the yield on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.

Any market for the SOFR-linked notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the notes, the trading price of the notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.  The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the notes.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the notes. Any exercise of discretion by us under the terms of the notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the notes. Any determination by us, as the calculation agent or otherwise, will be conclusive and binding absent manifest error.

The Company’s obligations under the notes will be unsecured and will be subordinated in right of payment to certain obligations of the Company.

The notes will be expressly subordinated in right of payment to all of the Company’s creditors, including both secured and unsecured or general creditors, except those specifically designated as ranking on a parity with, or subordinated to, the notes and existing and future Senior Indebtedness. As a result, in the event of the liquidation of the Company, if holders of the notes receive any payments, they may receive less, ratably, than other creditors of the Company.

The notes will be obligations of the Company and not obligations of either Bank and will be structurally subordinated to the debt of the Banks (which will not guarantee the notes).

The right of the Company to participate in any distribution of assets of the Company’s subsidiaries, including the Banks, upon their liquidation or otherwise, and thus your ability as a holder of notes to benefit indirectly from such distribution, will be subject to the prior claims of depositors and creditors of such subsidiaries, except to the extent that any of the claims of the Company as a creditor of a subsidiary may be recognized. The notes will not be guaranteed by any subsidiary of the Company, including the Banks. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of those subsidiaries, including without limitation the Banks’ depositors, obligations to general creditors and liabilities arising during the ordinary course of business or otherwise. Subsidiaries of the Company may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

If the Company is in default on its obligations to pay its Senior Indebtedness, it will not be able to make payments on the notes.

The Company’s obligations under the notes are unsecured and rank junior to the following:

•

all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by securities, notes, debentures, bonds or similar instruments issued by the Company, including all obligations to the Company’s general and secured creditors and obligations incurred in connection with the acquisition of property, assets or businesses;

•	all lease obligations of the Company;
•

all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business);

•

all obligations of the Company arising from off‑balance sheet guarantees and direct credit substitutes, including obligations in respect of letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

•

all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations that are similar to those described above of other persons for a payment of which the Company is responsible or liable as an obligor, guarantor, or otherwise;
•	all obligations of the types described above of other persons secured by a lien on any property or asset of the Company; and
•	any deferrals, renewals or extensions of any obligation of the type described above;

unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the notes or to other debt that is pari passu with or subordinate to the notes.

If the Company defaults on payments under any of these obligations that are senior to the notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, the Company will not be able to make payments on the notes, unless the Company cures the default. If the Company liquidates, goes bankrupt or dissolves, the Company would be able to pay under the notes only after it has paid in full all of its liabilities that are senior to the notes.

As of March 31, 2021, on a consolidated basis, the Company’s outstanding indebtedness and other liabilities totaled approximately $9.45 billion, which included approximately $9.37 billion of deposits, approximately $3.75 million of short-term borrowing, and approximately $52.14 million accrued interest payable and other liabilities, all of which will rank structurally senior to the notes, and approximately $26.80 million of outstanding trust preferred subordinated indebtedness, which will rank junior to the notes.

Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) created a new resolution regime known as the “orderly liquidation authority,” which may apply to the Company as a bank holding company.  Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution.  There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity.  As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the notes may be fully subordinated to interests held by the U.S. government if we enter into a receivership, insolvency, liquidation or similar proceeding.  While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely.  Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

The notes have early redemption features.

The Company may, at its option, beginning with the interest payment date of June 30, 2031 and on any interest payment date thereafter, redeem the notes, in whole or in part, upon not fewer than 30 nor greater than 45 days’ notice to holders, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. This option of redemption is subject to the approval of the Federal Reserve, or any successor governmental agency or authority having jurisdiction over bank holding companies or financial holding companies, to the extent then required under applicable laws or regulations, including regulations regarding capital adequacy.

In addition, at any time any notes remain outstanding, the Company may, upon not fewer than 30 nor greater than 45 days’ notice to holders, redeem all (but not less than all) of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed (plus accrued and unpaid interest to, but not including, the early redemption date) if (i) the Company receives an opinion of counsel to the effect that there is a material risk that the notes no longer qualify as “Tier 2” capital (as defined by the Federal Reserve) (or its then equivalent) as a result of a change in interpretation or application of law or regulation, (ii) the Company receives an opinion of counsel to the effect that as a result of any amendment to, or change in, the tax laws that there is a material risk that interest payable on the notes is not deductible for tax purposes or (iii) the Company receives an opinion of counsel to the effect that there is a material risk that the Company is required to register as an investment company, subject, in each case, to the prior approval of the Federal Reserve, to the extent then required under the rules of the Federal Reserve. There is no sinking fund for the notes.

If the notes are redeemed, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the notes.

The notes will not restrict the Company’s or any of its subsidiaries’ ability to incur additional debt, grant or incur security interests on its assets, sell or otherwise dispose of assets, pay dividends or repurchase shares of its securities.

The notes do not limit the amount of additional indebtedness the Company or its subsidiaries may incur or the amount of other obligations ranking senior or equal to the indebtedness evidenced by the notes that the Company may incur. If the Company incurs additional debt or liabilities, its ability to pay its obligations on the notes could be adversely affected. The Company and its subsidiaries may incur, from time to time, additional debt and other liabilities that may negatively impact those subsidiaries’ ability to make distributions or other payments to the Company. In addition, the Company is not restricted under the notes from granting security interests over its assets, paying dividends or issuing or repurchasing its securities.

Holders of the notes will have limited rights if there is an event of default.

An event of default under the notes will occur, and the payment of principal of the notes may be accelerated, only in the case of certain bankruptcy, insolvency, reorganization or receivership events involving the Company or the Banks. Failure by the Company to pay any principal or interest on the notes, when due, will constitute an event of default and will trigger the right of the holders to institute judicial proceedings for the collection of any amounts due and unpaid if such failure continues beyond 15 days; however, such failure to pay will not result in acceleration of the notes. In addition, the Federal Reserve may require that any prepayment (including prepayment as a result of acceleration as described above) of outstanding subordinated debt be made only with its prior approval.

The notes will not be insured or guaranteed by the FDIC.

The notes will not be savings accounts, deposits or other obligations of the Company or its subsidiaries, including the Banks, and, accordingly, will not be insured or guaranteed by the FDIC, or any other governmental agency or instrumentality.

The Company’s access to funds from the Banks and other entities in which it has an investment may become limited, thereby restricting the Company’s ability to make payments on its obligations.

The Company is a separate and distinct legal entity from the Banks. The Company depends on dividends, distributions and other payments from the Banks and other entities in which it has an investment to fund payments on its obligations, including debt obligations such as the notes. The Banks are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from the Banks to the Company. Under the Federal Deposit Insurance Act, insured depository institutions such as the Banks are prohibited from making capital distributions, including the payment of dividends, if the insured depository institutions are, or after making such distribution would become, “undercapitalized.” Payment of dividends by the Banks also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe or unsound banking practice. In addition, contractual or other restrictions may also limit the abilities of the Company’s subsidiaries to pay dividends or make distributions, loans or advances to the Company.

Because the Company has multiple bank subsidiaries, the Company may become subject to regulatory restrictions on its ability to accept dividends or service our debt if any one bank subsidiary becomes financially distressed.  The other bank subsidiary would also be liable to the FDIC for its losses should any one of our bank subsidiaries fail, causing a loss to the FDIC.  Moreover, pursuant to federal law and regulations promulgated by the Federal Reserve, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary.  Such support may be required at times when a holding company may not otherwise be inclined to provide it.  As a result of the foregoing, the Company may be unable to pay the principal of, and accrued but unpaid interest on, the notes as those obligations become due.

The Company may not be able to generate sufficient cash to service all of its debt, including the notes.

The Company’s ability to make scheduled payments of principal and interest, or to satisfy its obligations in respect of its debt or to refinance its debt, will depend on its future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to the Company from the Banks and required capital levels with respect to the Banks, and financial, business and other factors, many of which are beyond the Company’s control, will also affect the Company’s ability to meet these needs. The Company may not be able to generate sufficient cash flows from operations or obtain future borrowings in an amount sufficient to enable the Company to pay its debt, or to fund its other liquidity needs. The Company may need to refinance all or a portion of its debt on or before maturity. The Company may not be able to refinance any of its debt when needed on commercially reasonable terms or at all.

There is no established trading market for the notes which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists or is expected to develop. Further, there are limitations as to what persons or to which entities the notes may be sold or transferred that may limit their marketability. Consequently, it may be difficult for you to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount to their original purchase price, depending upon:

•	the financial condition, results of operations and prospects of the Company;
•	prevailing interest rates;
•	the time remaining until the maturity of the notes;
•	the Company’s and its subsidiaries’ other existing and future liabilities, including Senior Indebtedness, deposits and other obligations;
•	the outstanding principal amount of the notes;
•	credit ratings assigned by rating agencies to the notes or the Company, if any;
•	the market for similar securities; and
•

other factors beyond the control of the Company, including economic, financial, geopolitical, regulatory or judicial events that affect the Company or the financial markets generally (including the occurrence of market disruption events).

The notes will not be listed on any securities exchange. We cannot assure you of the development or liquidity of any trading market for the notes following the offering.

Increased leverage as a result of this offering, or as a result of future debt incurred by the Company or its subsidiaries, may harm the financial condition and results of operations of the Company.

The level of indebtedness of the Company could have important consequences to you, because:

•	it could affect the Company’s ability to satisfy its financial obligations, including those relating to the notes;
•

a portion of cash flows from operations of the Company will be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair the ability of the Company to obtain additional financing in the future;
•	it may limit the flexibility of the Company in planning for, or reacting to, changes in business and industry; and
•	it may make the Company more vulnerable to downturns in business, industry or the economy in general.

The notes will not be issued pursuant to an indenture.

The Company has not entered into or qualified any trust indenture in connection with the notes. The notes will be issued pursuant to one or more subordinated note purchase agreements and a paying agency and registrar agreement. The paying agent under that agreement is not a fiduciary for the holders of the notes and is not required to enforce the rights of the holders of the notes, including the rights to receive principal and interest.

The notes have not been registered under the Securities Act of 1933 (the “Securities Act”).

The notes have not been registered with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. The notes are being offered and sold in reliance upon an exemption from registration provided in Section 4(a)(2) of the Securities Act and Rule 506(b) issued thereunder. Accordingly, the notes may not be offered or sold absent registration with the SEC or a valid exemption under the Securities Act, and are subject to certain transfer restrictions set forth in the notes.

The Company may need to raise additional capital, and these funds may not be available on a timely basis or on acceptable terms.

The Company may need to raise additional capital and cannot be certain that it will be able to do so on acceptable terms, if at all.  Any debt financing, if available, may restrict its operations and any debt securities it may issue may have rights that are senior to holders of the notes.  There can be no guarantee that the Company will be able to raise additional capital when required or at all, or that such transactions will be on acceptable terms.  If the Company is unable to secure additional capital, it would need to significantly curtail or reorient its business activities and may be unable to sustain operations.

Neither the Company nor the notes are expected to be rated by any credit ratings agency.

If any credit rating is assigned in the future, such a rating would be an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any such credit rating would generally affect the value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and there can be no assurance that such ratings will be assigned or, if assigned, that such ratings would remain in effect for any given period of time or that such ratings would not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in credit ratings, including any announcement that ratings are under further review for a downgrade, could affect the value and liquidity of the notes and possibly increase our corporate borrowing costs.

Risks Related to Our Business

We operate in a rapidly changing economic, financial and regulatory environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated by reference into these Risk Factors, highlight some of these risks. You should read our Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including the sections entitled “Risk Factors”.